Exhibit 99.1

Rosetta Stone Inc. Reports Fourth Quarter and Full Year 2019 Results

Revenue growth continues as Literacy revenue grew 18% vs. prior year to record quarterly levels

ARLINGTON, VA —March 11, 2020 — Rosetta Stone Inc. (NYSE:RST), a world leader in technology-based learning solutions, today announced financial results for the fourth quarter and full year ended December 31, 2019.

Fourth Quarter 2019 Highlights

•	Consolidated revenue increased 5% year-over-year to $46.7 million.
•	Revenue at Lexia Learning ("Lexia"), the Company's Literacy segment, increased 18% year-over-year to a record $17.1 million.
•	Revenue within the Consumer Language segment increased 2% year-over-year to $15.8 million.
•	Revenue within the Enterprise & Education (“E&E”) Language segment decreased 5% year-over-year to $13.8 million.
•

Consolidated fourth quarter net loss was $6.7 million, up from a net loss of $4.4 million in the same quarter a year ago, driven by higher consolidated revenues which were more than offset by increased operating expenses related to investments made in R&D to support upcoming products, increased variable incentive compensation expenses, a decrease in other income primarily related to foreign currency losses on intercompany debt, and an increase in amortization expense associated with previously capitalized product development costs.

•	Consolidated bookings were $45.5 million, an increase of 6% versus the fourth quarter of 2018.
•

Adjusted EBITDA, a non-GAAP financial measure, was negative $0.9 million in the fourth quarter 2019, compared to $0.7 million in the year-ago period. Adjusted EBITDA for the full year was $6.9 million in 2019, an improvement compared to break-even ($0.2 million) in 2018.

•	Free cash flow, a non-GAAP financial measure, was $6.5 million in the fourth quarter of 2019, compared to $5.5 million in the same period a year ago.
•	At December 31, 2019 the Company had no debt outstanding and cash and cash equivalents totaled $43.0 million.

“2019 was a solid year for Rosetta Stone as we saw the continued strong performance of our Literacy business and growth in our Consumer Language business,” said John Hass, Chairman and Chief Executive Officer.  “We were especially pleased that Consumer Language bookings grew by 14% during the seasonally important fourth quarter on the strength of revitalized products and by providing good value for our learners.  The improving balance in our business is something we will invest behind during 2020.”

Mr. Hass continued, “In 2020, our priorities include refreshing what the Rosetta Stone brand means for learners, focusing a larger K-12 sales team on expanding existing customer relationships and building new ones, and, later this summer, successfully launching Rosetta Stone English, our new product for emergent English learners in K-6. Also, during these uncertain times caused by the COVID-19 virus, we will continue to support the learning needs of our customers using our digital products by providing distance learning opportunities if they are disrupted by office or school closures.”

Fourth Quarter 2019 Review

Revenue: Total revenue in the fourth quarter of 2019 was $46.7 million, compared to $44.6 million in the fourth quarter of 2018, primarily due to an increase in Lexia and Consumer Language revenue, partially offset by a slight decline in E&E Language revenue.

Revenue at Lexia increased 18% year-over-year to $17.1 million. The increase in Lexia revenues was a result of continued demand for its product portfolio and the concentrated efforts of a direct sales team, as well as a seasonal shift of both new and renewal bookings moving to the fourth calendar quarter, which is the beginning of the school operating year.  Literacy bookings increased by 11% over the prior year period on a consistently high renewal rate of 103% and a solid retention rate of 87%.

Consumer Language segment revenue increased $0.3 million, or 2%, year-over-year to $15.8 million, reflecting a 14% increase in bookings during the quarter over the same period in 2018 driven by sales of Rosetta Stone apps. Bookings also increased due to the sale of lifetime subscriptions in the Web channel, but because those sales are recognized as revenue over 24-months, they did not have a significant impact on revenue in Q4 2019. Subscribers grew 15% year-over-year to 552,000 at December 31, 2019. Subscriber growth was largely driven by an increase in longer duration initial subscriptions. Subscriptions with a duration of one year or less totaled 39% of the subscription unit mix at the end of the fourth quarter 2019, down from 44% at the end of the same quarter last year.  Consumer Language bookings totaled $19.7 million in Q4 2019, up year-over-year from $17.2 million.

E&E Language segment revenue decreased 5% year-over-year to $13.8 million. E&E Language bookings decreased $1.0 million, or 6% year-over-year, primarily driven by the absence of non-core custom content bookings in the current year quarter; before custom content, E&E Language bookings increased $0.9 million or 7%, as higher bookings in Europe were partially offset by lower bookings from K-12 Language and North America Corporate.

US$ thousands, except for percentages

	Three Months Ended December 31,
	2019	Mix %	2018	Mix %	% change
Revenue from:
Literacy	$17,131	37%	$14,472	32%	18%
E&E Language	13,793	29%	14,594	33%	(5)%
Consumer Language	15,769	34%	15,508	35%	2%
Total Revenue	$46,693	100%	$44,574	100%	5%

Net Loss:  In the fourth quarter 2019, the Company reported a net loss of $6.7 million, or $(0.28) per diluted share.  In the comparable period a year ago, the Company reported a net loss of $4.4 million, or $(0.19) per diluted share. The increase in net loss of $2.3 million was driven by higher consolidated revenues of $2.1 million which were more than offset by increased operating expenses related to investments made into R&D of $1.2 million to support upcoming products, increased variable incentive compensation expenses of $1.1 million, a decrease in other income primarily related to foreign currency losses on intercompany debt of $1.0 million, and an increase in amortization expense associated with previously capitalized costs of $0.9 million.

Full Year 2019 Highlights

•	Consolidated revenue increased 5% year-over-year to $182.7 million.
•	Revenue at Lexia increased 19% year-over-year to a record $62.6 million.
•	Revenue within the Consumer Language segment increased 5% year-over-year to $63.3 million.
•	Revenue within the E&E Language segment decreased 6% year-over-year to $56.8 million.
•

Consolidated full year net loss was $13.0 million, an improvement from a net loss of $21.5 million in 2018, driven by higher consolidated revenues and gross profit as well as a decrease in income tax expense. Operating expenses for the year were close to flat.

•	Consolidated bookings before SOURCENEXT were $196.9 million, an increase of 9% versus 2018.
•	Adjusted EBITDA, a non-GAAP financial measure, was $6.9 million in 2019, an improvement from $0.2 million in 2018.
•	Free cash flow, a non-GAAP financial measure, was $0.4 million in 2019, compared to negative $6.4 million in the year ago period.

Full Year 2019 Review

Revenue: Total revenue in 2019 was $182.7 million, compared to $173.6 million in 2018, primarily due to an increase in Lexia and Consumer Language revenue, partially offset by a slight decline in E&E Language revenue.

Revenue at Lexia increased 19% year-over-year to $62.6 million. Literacy bookings grew 17% over the prior year driven by a consistently high renewal rate over 100% in 2019.

Consumer Language segment revenue increased $2.8 million, or 5%, year-over-year to $63.3 million, reflecting a higher mix of more expensive, longer duration subscriptions being sold during 2019. Long term subscribers grew by 24% during the year, while short term subscribers grew by 2%, reflecting an ongoing mix shift within the subscriber base. Consumer Language bookings, before SOURCENEXT, totaled $66.4 million for the full year 2019, up from $63.5 million in the prior year.

E&E Language segment revenue decreased 6% year-over-year to $56.8 million primarily in the North America K-12 sales channel. E&E Language bookings increased $2.9 million, or 5% year-over-year, driven mainly by a large, long-term custom content deal in the third quarter of 2019 and strength in the North American Enterprise market.

US$ thousands, except for percentages

	Twelve Months Ended December 31,
	2019	Mix %	2018	Mix %	% change
Revenue from:
Literacy	$62,625	34%	$52,766	30%	19%
E&E Language	56,812	31%	60,376	35%	(6)%
Consumer Language	63,265	35%	60,492	35%	5%
Total Revenue	$182,702	100%	$173,634	100%	5%

Net Loss:  Full year 2019 net loss totaled $13.0 million, or $(0.55) per diluted share, compared to a net loss of $21.5 million, or $(0.95) per diluted share in 2018. Included in that is a provision for income taxes for the 2019 year of $0.3 million compared to $1.8 million for the full year of 2018. The improvement in the net loss of $8.5 million is primarily due to the increased revenues of $9.1 million, partially offset by increases in operating expenses. Operating expenses for the year totaled $158.4 million, up slightly from $157.3 million for 2018, mostly due to increases in sales and marketing and general and administrative expenses of 1% and 3%, respectively.

Balance Sheet: The Company had cash and cash equivalents of $43.0 million and no debt outstanding at December 31, 2019. Deferred revenue totaled $177.6 million at December 31, 2019, compared to $162.9 million at December 31, 2018. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $119.9 million, or approximately 67% of the total December 31, 2019 balance.

Free Cash Flow and Adjusted EBITDA: Net cash provided by operating activities was $9.5 million in the fourth quarter of 2019 compared to $10.7 million in the fourth quarter last year. Free cash flow, a non-GAAP financial measure, was $6.5 million in the fourth quarter 2019, compared to $5.5 million in the same period a year ago. For full year 2019, net cash provided by operating activities was $17.2 million in 2019 compared to $10.4 million in the prior year. Free cash flow, a non-GAAP financial measure, was $0.4 million in 2019, compared to negative $6.4 million in the year ago period.

Adjusted EBITDA, a non-GAAP financial measure, was negative $0.9 million in the fourth quarter 2019, compared to $0.7 million in the year-ago period. Adjusted EBITDA for the full year was $6.9 million in 2019, an improvement compared to break-even ($0.2 million) in 2018.

Earnings Conference Call

In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the business outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available in the investor relations section of the Company’s website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until 11:59 p.m. ET on Wednesday, March 18, 2020. Investors may dial into the replay using 1-412-317-6671 and passcode 13699344.

Caution on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might," "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, sales, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our literacy or language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2018, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.

Non-GAAP Financial and Statistical Measures

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•

Bookings represents executed contracts received by the Company that are either recorded immediately as revenue or deferred revenue. Therefore, bookings is an operational metric and in any one period is equal to revenue plus the change in deferred revenue.

•

Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.
•

Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and E&E Language segments. Prior periods have been reclassified to reflect our current segment presentation and definition of segment contribution.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.

Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.

The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages, including several endangered languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:

Lasse Glassen / Jason Terry

Addo Investor Relations

1-310-829-5400

IR@rosettastone.com

Media Contact:

Andrea Riggs

1-917-572-5555

ariggs@rosettastone.com

ROSETTA STONE INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

(unaudited)

	As of December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$43,010	$38,092
Restricted cash	54	82
Accounts receivable (net of allowance for doubtful accounts of $510 and $372 at December 31, 2019 and December 31, 2018, respectively)	22,919	21,950
Inventory	1,545	933
Deferred sales commissions	11,558	11,597
Prepaid expenses and other current assets	4,172	4,041
Total current assets	83,258	76,695
Deferred sales commissions	7,682	6,933
Property and equipment, net	39,251	36,405
Operating lease right-of-use assets	5,818	—
Intangible assets, net	14,317	15,850
Goodwill	48,958	49,239
Other assets	1,823	2,136
Total assets	$201,107	$187,258
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$7,534	$8,938
Accrued compensation	9,854	9,046
Income tax payable	78	328
Operating lease liabilities	1,455	—
Other current liabilities	13,090	13,925
Deferred revenue	119,851	113,378
Total current liabilities	151,862	145,615
Deferred revenue	57,766	49,507
Deferred income taxes	2,590	2,776
Operating lease liabilities	4,167	-
Other long-term liabilities	914	1,368
Total liabilities	217,299	199,266
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at December 31, 2019 and December 31, 2018, respectively)	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 25,060 and 24,426 shares issued, and 24,060 and 23,426 shares outstanding, at December 31, 2019 and December 31, 2018, respectively)	2	2
Additional paid-in capital	210,846	202,355
Treasury stock, at cost; 1,000 and 1,000 shares at December 31, 2019 and December 31, 2018, respectively)	(11,435)	(11,435)
Accumulated loss	(212,548)	(199,592)
Accumulated other comprehensive loss	(3,057)	(3,338)
Total stockholders' deficit	(16,192)	(12,008)
Total liabilities and stockholders' deficit	$201,107	$187,258

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Revenue	$46,693	$44,574	$182,702	$173,634
Cost of revenue	10,558	9,790	37,261	35,922
Gross profit	36,135	34,784	145,441	137,712
Operating expenses
Sales and marketing	25,834	24,898	99,572	98,911
Research and development	7,479	6,420	24,510	25,210
General and administrative	8,352	7,844	34,297	33,210
Total operating expenses	41,665	39,162	158,379	157,331
Loss from operations	(5,530)	(4,378)	(12,938)	(19,619)
Other income and (expense):
Interest income	13	32	61	103
Interest expense	(38)	(67)	(316)	(313)
Other income and (expense)	(728)	295	554	165
Total other income and (expense)	(753)	260	299	(45)
Loss before income taxes	(6,283)	(4,118)	(12,639)	(19,664)
Income tax expense	405	306	317	1,809
Net loss	$(6,688)	$(4,424)	$(12,956)	$(21,473)
Loss per share:
Basic	$(0.28)	$(0.19)	$(0.55)	$(0.95)
Diluted	$(0.28)	$(0.19)	$(0.55)	$(0.95)
Common shares and equivalents outstanding:
Basic weighted average shares	23,666	22,877	23,444	22,705
Diluted weighted average shares	23,666	22,877	23,444	22,705

ROSETTA STONE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,688)	$(4,424)	$(12,956)	$(21,473)
Non-cash adjustments to reconcile net loss to cash provided by operating activities:
Stock-based compensation expense	371	1,087	4,359	4,475
Loss (gain) on foreign currency transactions	418	(324)	619	(298)
Bad debt expense	105	58	393	168
Depreciation and amortization	4,257	3,725	15,181	14,616
Operating lease costs	553	—	2,157	—
Deferred income tax (benefit) expense	334	355	(376)	792
(Gain) loss on disposal or sale of assets	—	9	(1,389)	21
Amortization of deferred financing costs	17	12	68	114
Net change in:
Accounts receivable	10,202	10,533	(1,350)	2,219
Inventory	(22)	747	(611)	2,603
Deferred sales commissions	425	412	(713)	(781)
Prepaid expenses and other current assets	761	(500)	(278)	375
Income tax receivable or payable	(115)	337	(254)	(60)
Other assets	(109)	(118)	133	(525)
Accounts payable	(1,244)	40	(1,406)	4
Accrued compensation	933	(884)	1,389	(1,863)
Other current liabilities	1,723	1,084	(175)	(2,885)
Operating lease liabilities	(676)	—	(2,251)	—
Other long-term liabilities	—	—	(31)	—
Deferred revenue	(1,712)	(1,443)	14,682	12,941
Net cash provided by operating activities	9,533	10,706	17,191	10,443
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,046)	(5,189)	(16,766)	(16,889)
Proceeds from sale of assets	—	—	1,396	17
Net cash used in investing activities	(3,046)	(5,189)	(15,370)	(16,872)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	—	689	3,556	2,236
Proceeds from borrowings under credit facility	—	—	10,500	—
Repayments of borrowings under credit facility	—	—	(10,500)	—
Payment of deferred financing costs	—	—	(47)	(4)
Payments under financing lease liabilities	(113)	(105)	(444)	(441)
Net cash provided by (used in) financing activities	(113)	584	3,065	1,791
Increase (decrease) in cash, cash equivalents, and restricted cash	6,374	6,101	4,886	(4,638)
Effect of exchange rate changes in cash, cash equivalents, and restricted cash	440	176	4	(224)
Net increase (decrease) in cash, cash equivalents, and restricted cash	6,814	6,277	4,890	(4,862)
Cash, cash equivalents, and restricted cash—beginning of period	36,250	31,897	38,174	43,036
Cash, cash equivalents, and restricted cash—end of period	$43,064	$38,174	$43,064	$38,174

ROSETTA STONE INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
GAAP net loss	$(6,688)	$(4,424)	$(12,956)	$(21,473)
Total other non-operating (income) and expense, net	753	(260)	(299)	45
Income tax expense	405	306	317	1,809
Depreciation and amortization	4,257	3,725	15,181	14,616
Stock-based compensation expense	371	1,087	4,359	4,475
Restructuring expense	—	(3)	—	(3)
Other EBITDA adjustments	(8)	252	292	681
Adjusted EBITDA*	$(910)	$683	$6,894	$150

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to the current definition.

ROSETTA STONE INC.

RECONCILIATION OF CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(in thousands)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2019	2018	2019	2018
Net cash provided by operating activities	$9,533	$10,706	$17,191	$10,443
Purchases of property and equipment	(3,046)	(5,189)	(16,766)	(16,889)
Free cash flow *	$6,487	$5,517	$425	$(6,446)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.

Supplemental Information

(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended				Year Ended
	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31	Mar 31	Jun 30	Sep 30	Dec 31	Dec 31
	2018	2018	2018	2018	2018	2019	2019	2019	2019	2019
Revenue by Segment (in thousands, except percentages)

Literacy	12,384	12,695	13,215	14,472	52,766	14,806	15,101	15,587	17,131	62,625
E&E Language	15,436	15,356	14,990	14,594	60,376	14,443	14,502	14,074	13,793	56,812
Consumer Language	14,988	15,451	14,545	15,508	60,492	15,362	16,339	15,795	15,769	63,265
Total	42,808	43,502	42,750	44,574	173,634	44,611	45,942	45,456	46,693	182,702

YoY Growth (%)
Literacy	22%	22%	20%	20%	21%	20%	19%	18%	18%	19%
E&E Language	(6)%	(11)%	(9)%	(3)%	(7)%	(6)%	(6)%	(6)%	(5)%	(6)%
Consumer Language	(29)%	(15)%	(22)%	(13)%	(20)%	2%	6%	9%	2%	5%
Total	(10)%	(5)%	(7)%	—	(6)%	4%	6%	6%	5%	5%

% of Total Revenue
Literacy	29%	29%	31%	32%	30%	33%	33%	34%	37%	34%
E&E Language	36%	35%	35%	33%	35%	32%	32%	31%	29%	31%
Consumer Language	35%	36%	34%	35%	35%	34%	35%	35%	34%	35%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	36,965	37,759	37,747	39,936	152,407	39,830	41,179	40,891	42,180	164,080
International	5,843	5,743	5,003	4,638	21,227	4,781	4,763	4,565	4,513	18,622
Total	42,808	43,502	42,750	44,574	173,634	44,611	45,942	45,456	46,693	182,702

Revenues by Geography (as a %)
United States	86%	87%	88%	90%	88%	89%	90%	90%	90%	90%
International	14%	13%	12%	10%	12%	11%	10%	10%	10%	10%
Total	100%	100%	100%	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.